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                                                                    EXHIBIT 23.1



              WONG JOHNSON & ASSOCIATES, A PROFESSIONAL CORPORATION CERTIFIED PUBLIC ACCOUNTANTS
              SUITE 103
              29377 RANCHO CALIFORNIA ROAD, TEMECULA, CALIFORNIA 92591 TELEPHONE 951-693-1120 o FACSIMILE 951-693-1189




February 15, 2007

                    CONSENT OF WONG JOHNSON & ASSOCIATES, APC


To the Board of Directors
Aquatic Cellulose International Corp.

We consent to the inclusion on Form 10-KSB the use of our report dated March 11, 2005 with respect to the May 31, 2004 audited financial statements. Our report dated March 11, 2005 contains an explanatory paragraph that states the Company has incurred significant losses from operations, has negative working capital and shareholders' deficit, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ WONG JOHNSON & ASSOCIATES

WONG JOHNSON & ASSOCIATES
A Professional Corporation
Temecula, California